Exhibit 10.7

Director Fee Arrangements for 2011

Each director of Sound Financial, Inc. (the “Company”) also is a director of the Bank.  For 2011, each non-employee director will receive an annual fee of $12,000, plus a meeting fee of $1,091 for each Board Meeting attended for serving on the Bank’s Board of Directors.  Directors are not compensated separately for their service on the Company’s Board of Directors or on any Board committees.